UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  March 11, 2008

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

California	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Woodley Avenue, Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or Related Audit Adjustments or Completed Interim Review.
SIGNATURES

Item 4.02  Non-Reliance on Previously Issued Financial Statements or Related Audit Adjustments or Completed Interim Review.

(a)           At a meeting on March 11, 2008, the Audit Committee of the Board of Directors of Superior Industries International, Inc., a California corporation (the "Company"), concluded that the Company's consolidated financial statements for the fiscal years 2006, 2005, 2004 and 2003, as well as its interim financial statements for those years, and the first three quarterly periods of fiscal 2007, should no longer be relied upon because of errors in such financial statements. As a result of these errors, in accordance with Statement on Financial Accounting Standard No. 154 – Accounting Changes and Error Corrections, the Company will restate the financial statements identified above.  The errors identified by the Company relate to errors in recording deferred tax liabilities, including the reconciliation of these deferred tax amounts to the underlying accounting records.  In addition, the Company identified errors relating to its accounting for its equity method investment, Suoftec, related to inventory accounting on a U.S. GAAP basis and accounting for deferred income taxes.

The Company has identified corrections to its prior years’ income tax provisions and related deferred tax liabilities, as well as to its equity investment income amounts, that will require adjustments to the financial statements.  As our evaluation of these errors is ongoing, the Company is presently only able to provide estimates of the impact of the restatement adjustments on our previously issued financial statements, as follows. The adjustments related to income taxes are expected to decrease net income in fiscal years 2006 and 2005, by approximately $2.3 million and $0.7 million, respectively, and increase net income in fiscal years 2004 and 2003 by approximately $0.6 million and $3.8 million, respectively.  In total, the Company anticipates that the cumulative impact of correcting for these income tax related errors for the periods affected would be a net increase in cumulative net income of approximately $1.4 million. The restatements related to equity earnings of our equity method investment are estimated to increase net income in fiscal years 2006 and 2004 by approximately $28 thousand and $663 thousand, respectively, and decrease net income in fiscal year 2005 by approximately $167 thousand. In total, the cumulative impact of correcting for these equity earnings related errors for the periods affected would be a net increase in cumulative net income of approximately $524 thousand.

In light of the income tax errors, which resulted primarily from differences between the book basis and the tax basis of fixed assets not being reconciled to the underlying subsidiary ledger amounts, management has concluded that a material weakness exists in the Company's internal controls over financial reporting as it relates to the accounting for deferred taxes.  The Company has not yet completed its assessment of the effectiveness of its internal control over financial reporting at December 30, 2007, so there is no assurance that other material weaknesses will not be identified as part of completing that process.

The Company intends to provide restated financial statements for the full years 2006 and 2005 and restated financial data for full years 2004 and 2003, as well as restated interim financial information for the fiscal years 2007 and 2006, in its upcoming Annual Report on Form 10-K for the fiscal year ended December 30, 2007.  The Company does not intend to file amended Quarterly Reports on Form 10-Q at this time.  In addition, the Company expects to include in such Form 10-K management's conclusions and further assessments relating to material weaknesses in the Company's internal control over financial reporting.

The Audit Committee has discussed the matters disclosed in this filing with its independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)
Date: March 13, 2008
/s/ Erika H. Turner
Erika H. Turner
Chief Financial Officer